CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our report dated April 13, 2010, relating to the financial statements and financial highlights which appears in the February 28, 2010 Annual Report to Shareholders of the T. Rowe Price Tax-Efficient Equity Fund (comprising T. Rowe Price Tax-Efficient Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Fund Service Providers" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, MD
June 28, 2010